Press Release

Contact:	Media:	Investors:

	Kevin Heine +1 212-635-1569 kevin.heine@bnymellon.com	Stephen Lackey +1 212-635-1578 steve.lackey@bnymellon.com
The Bank of New York Mellon Announces Pricing of $1.2 Billion Common Stock Offering
     NEW YORK, May 12, 2009 — The Bank of New York Mellon Corporation, the global leader in asset management and securities servicing, announced it has priced an upsized $1.2 billion offering of 42 million shares of its common stock at $28.75 per share. The underwriters will have a 30-day option to purchase up to an additional 6.3 million shares of the company’s common stock.
     Goldman, Sachs & Co. and Morgan Stanley are serving as joint bookrunning managers for the offering. Barclays Capital Inc.; BNY Mellon Capital Markets, LLC; Citigroup Global Markets Inc.; Merrill Lynch & Co.; and UBS Securities LLC are acting as co-managers for the offering.
     This announcement does not constitute an offer to sell or the solicitation of any offer to buy the common stock, nor shall there be any offer or sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful.
     Copies of the registration statement, the prospectus supplement and other documents the company has filed with the SEC are available for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, the prospectus can be requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 212-902-1171 or 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York, 10014, telephone (866) 718-1649, or by e-mailing prospectus@morganstanley.com.
     The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $19.5 trillion in assets under custody and administration, $881 billion in assets under management, services more than $11 trillion in outstanding debt and processes global payments averaging $1.8 trillion per day.
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